Exhibit 10.9

Share Purchase Agreement

share PURCHASE AGREEMENT

THIS share PURCHASE AGREEMENT dated as of the 18th day of January, 2018,

between:

Mathias Gujer a businessman with an office located at Bachstrasse 3, Oberglah, 8154 Switzerland

(the “Purchaser”)

AND:

sustainable Projects group inc., a company duly incorporated under the laws of the State of Nevada, having its executive office located at 2316 Pine Ridge Road, 383, Naples, Florida, 34109

(the “Vendor”)

WHEREAS:

A. the Vendor is the registered and beneficial owner of 500 shares in the capital of SP Group (Europe) AG (the “SP Shares”);

B. the Vendor wishes to sell, and the Purchaser wishes to purchase, the SP Shares on the terms and conditions set out in this agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of $1.00 and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

1.	The Vendor agrees to sell and the Purchaser agrees to purchase the SP Shares for and at a deemed price of US $6,000 (the “Purchase Price”) at the date of this agreement.

2.	The Purchaser will deliver to the Vendor US $6,000 as consideration for the transfer of the SP Shares to the Purchaser from the Vendor.

3.	The Vendor represents and warrants to the Purchaser that:

a.	the Vendor owns its respective SP Shares as the legal and beneficial owner thereof, free of all liens, claims, charges and encumbrances of every nature and kind whatsoever. The SP Shares are fully paid and non-assessable and the Vendor has due and sufficient right and authority to enter into this agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the SP Shares to the Purchaser; and

b.	No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the SP Shares, with the exception of this agreement.

4.	The Purchaser represents and warrants to the Vendor that:

a.	the Purchaser has the requisite power and authority to carry on his business as now conducted and as proposed to be conducted; and

b.	this agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

5.	All representations, warranties, covenants and agreements made by the parties in this agreement or pursuant hereto will, unless otherwise expressly stated, survive the time of closing and will continue in full force and effect.

6.	The effective date of sale and purchase of the SP Shares is January 18, 2018 (the “Closing Date”).

7.	On the Closing Date,

a.	the Vendor will deliver to the Purchaser the share certificates, duly endorsed for transfer, representing the SP Shares; and

b.	the Purchaser will deliver a certified cheque or bank draft payable to the Vendor in the amount of US $6,000 as full payment of the Purchase Price.

8.	This agreement will ensure to the benefit of and will be binding upon the Vendor and the Purchaser and upon their respective successors and assigns.

9.	Time will be of the essence of this agreement.

10.	The parties will sign such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of the agreement.

IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the day and year first above written.

Mathias Gujer		Sustainable Projects Group Inc

Per:	/s/ Mathias Gujer	Per:	/s/ Christian Winzenried
	Mathias Gujer		Christian Winzenried, CEO